UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 1, 2020

Titan Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-13341	94-3171940
(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080

(Address of principal executive offices and zip code)

650-244-4990

(Registrant’s telephone number including area code)

(Registrant’s former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	TTNP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 1, 2020, Titan Pharmaceuticals, Inc. (the “Company” or “Titan”) received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) stating that the Company had failed to regain compliance with the minimum $1.00 closing bid price required by Listing Rule 5550(a)(2) prior to November 30, 2020 as required by Nasdaq’s letter of April 17, 2020. As a result, Nasdaq has determined to initiate procedures to delist the Company’s securities from Nasdaq.

The Company has already taken steps to rectify its failure to comply with Listing Rule 5550(a)(2). On November 30, 2020, following receipt of stockholder approval, the Company amended its certificate of incorporation to effect a 1-for-30 reverse split of its common stock. The shares began trading on a post-split basis on December 1, 2020 and have closed above the $1.00 minimum bid price since such date.

The Notice provided the Company until December 8, 2020 to request an appeal of Nasdaq’s determination to delist. In the absence of such appeal, the Company’s securities would be suspended at the opening of business on December 10, 2020, and a Form 25-NSE would be filed with the Securities and Exchange Commission, resulting in Titan’s securities being removed from listing and registration on Nasdaq. The Company has requested a hearing to appeal the determination, which request will stay the suspension of Titan’s securities and the filing of the Form 25-NSE pending a decision by the hearing panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TITAN PHARMACEUTICALS, INC.

By:	/s/ Kate Beebe DeVarney, Ph.D.
Name:	Kate Beebe DeVarney, Ph.D.
Title:	President and Chief Operating Officer

Dated: December 3, 2020